EXHIBIT 99.1

News Release	Williams Partners L.P. (NYSE: WPZ) One Williams Center Tulsa, OK 74172 800-600-3782

DATE: Aug. 1, 2018

MEDIA CONTACT:	INVESTOR CONTACTS:
Keith Isbell (918) 573-7308	John Porter (918) 573-0797	Paul Schroedter (918) 573-9673

Williams Partners Reports Second Quarter 2018 Financial Results

TULSA, Okla. – Williams Partners L.P. (NYSE: WPZ) today announced its financial results for the three and six months ended June 30, 2018.
Second-Quarter 2018 Highlights

•	2Q 2018 Net Income of $426 Million; Up $106 Million over 2Q 2017

•	2Q 2018 Adjusted EBITDA of $1.097 Billion

•	2Q 2018 DCF of $705 Million, Up $7 Million over 2Q 2017

•
Transco Transportation Revenues Up $50 Million in 2Q 2018; Up $114 Million Year-to-Date or 16% - Driven by Big 5 Expansion Projects Placed In Service in 2017 as well as Mainline Service on Atlantic Sunrise in 2018

•	Current Business Segments Increased Adjusted EBITDA by $18 Million in 2Q 2018 vs. 2Q 2017; Year-to-Date, Current Business Segments Up $71 Million

•	Year-to-Date, Cash Distribution Coverage Ratio of 1.25x.

Summary Financial Information	2Q				YTD
Amounts in millions, except per-unit amounts. Per unit amounts are reported on a diluted basis. All amounts are attributable to Williams Partners L.P.	2018		2017		2018		2017

GAAP Measures
Cash Flow from Operations	$958		$913		$1,710		$1,765
Net income (loss)	$426		$320		$786		$954
Net income (loss) per common unit	$0.44		$0.33		$0.81		$1.00

Non-GAAP Measures (1)
Adjusted EBITDA	$1,097		$1,104		$2,219		$2,221
DCF attributable to partnership operations	$705		$698		$1,489		$1,450
Cash distribution coverage ratio	1.17	x	1.22	x	1.25	x	1.27	x

(1) Adjusted EBITDA, distributable cash flow (DCF) and cash distribution coverage ratio are non-GAAP measures. Reconciliations to the most relevant measures included in GAAP are attached to this news release.

Second-Quarter 2018 Financial Results
Williams Partners reported unaudited second-quarter 2018 net income attributable to controlling interests of $426 million, a $106 million improvement from second-quarter 2017. The favorable change was driven primarily by a $68 million increase in operating income due primarily to an increase in service revenues and NGL margins partially offset by the absence of $25 million of operating income earned in second-quarter 2017 by our former olefins operations. Other Investing Income for the quarter was favorably impacted by a $62 million gain on the deconsolidation of the partnership's interests in the Jackalope Gas Gathering System. Partially offsetting the improvements was a $33 million decrease in equity earnings primarily driven by lower earnings at Discovery Producer Services.

Year-to-date, Williams Partners reported unaudited net income of $786 million, a $168 million decrease from the same period in 2017. The unfavorable change was driven primarily by a $202 million decrease in Other Investing Income due largely to the absence of a $269 million gain in first-quarter 2017 associated with a transaction involving certain joint-venture interests in the Permian Basin and Marcellus Shale, partially offset by a $62 million gain on the partnership's interests in the Jackalope Gas Gathering System. The unfavorable change also reflects a $58 million decrease in equity earnings primarily driven by lower earnings at Discovery Producer Services. Partially offsetting the decrease was a $110 million improvement in operating income, due primarily to an increase in service revenues and NGL margins overcoming the absence of $57 million of operating income earned in the first half of 2017 by our former olefins operations.

Williams Partners reported second-quarter 2018 Adjusted EBITDA of $1.097 billion, a $7 million decrease from second-quarter 2017. The change was driven by a $37 million decrease in proportional EBITDA from joint ventures due primarily to less production on the Discovery system, the absence of $23 million Adjusted EBITDA earned in second-quarter 2017 from the NGL & Petchem Services segment primarily as a result of the sale of the Geismar olefins facility, and $28 million increased operating & maintenance (O&M) expenses at the partnership's continuing businesses primarily due to increased reliability and integrity costs at Transco. Partially offsetting these decreases was a $46 million increase in service revenues, driven primarily by expansion projects brought online by Transco in 2017 and 2018. Second-quarter 2018 service revenues would have increased by $67 million over second-quarter 2017 if revenue-recognition standards adopted in 2018 had been applied to second-quarter 2017 results. Additionally, NGL and Marketing margins improved by $35 million. Williams Partners' current business segments increased Adjusted EBITDA by $18 million in second quarter 2018 vs. second-quarter 2017.

Year-to-date, Williams Partners reported Adjusted EBITDA of $2.219 billion, a decrease of $2 million from the same six-month reporting period in 2017. The modest change was driven by the absence of $72 million Adjusted EBITDA earned in 2017 from the NGL & Petchem Services segment primarily as a result of the sale of the Geismar olefins facility, a $60 million decrease in proportional EBITDA from joint ventures due primarily to less production on the Discovery system, $42 million increased O&M expenses at the partnership's continuing businesses primarily due to increased reliability and integrity costs at Transco, and a $12 million regulatory charge per approved pipeline transportation rates associated with the Tax Reform Act. Partially offsetting these decreases was $125 million of increased service revenues, driven primarily by expansion projects brought online by Transco in 2017 and 2018. Service revenue would have increased by $165 million over first half of 2017 if revenue-recognition standards adopted in 2018 had been applied to first-half 2017 results. Additionally, NGL and Marketing margins improved by $49 million. Year-to-date, Williams Partners' current business segments increased Adjusted EBITDA by $71 million vs. the same reporting period in 2017.

Distributable Cash Flow and Distributions
For second-quarter 2018, Williams Partners generated $705 million in distributable cash flow (DCF) attributable to partnership operations, compared with $698 million in DCF attributable to partnership operations for second-quarter 2017. DCF was unfavorably impacted by the partnership's change in Adjusted EBITDA and by a $52 million increase in maintenance capital expenditures primarily due to accelerated inspections and other key maintenance needs moved into this quarter to take advantage of timing of outages associated with expansion construction work. Beginning with first-quarter 2018 results, the partnership has discontinued the adjustment which removed the DCF associated with 2016 contract restructuring prepayments in the Barnett Shale and Mid-Continent region. For second-quarter 2018, the cash distribution coverage ratio was 1.17x.

Year-to-date, Williams Partners generated $1.489 billion in DCF, a $39 million increase over the same period in 2017. The adjustment described in the previous paragraph involving the removal of DCF associated with 2016 contract restructuring prepayments in the Barnett Shale and MId-Continent region positively impacted year-to-date DCF results. DCF was unfavorably impacted by a $99 million increase in maintenance capital expenditures primarily due to accelerated inspections and other key maintenance needs moved into the first half of 2018 to take advantage of timing of outages associated with expansion construction work. The cash distribution coverage ratio for the first six-month reporting period was 1.25x.

Williams Partners recently announced a regular quarterly cash distribution of $0.629 per unit, payable Aug. 10, 2018, to its common unitholders of record at the close of business on Aug. 3, 2018.

CEO Perspective
Alan Armstrong, chief executive officer of Williams Partners’ general partner, made the following comments:

"Our consistent strategy of connecting growing natural gas demand to growing low-cost gas production delivered results which slightly exceeded our business plan for second quarter, and we look forward to an even stronger second half of the year as the Atlantic Sunrise project nears completion and producer activity on our systems in the Northeast and Wyoming is ramping up. We are also excited about the transactions announced earlier this week. Selling assets in a maturing basin at attractive multiples, and redeploying that capital to higher growth basins enhances our position to capitalize on future growth opportunities and follows our strategy to connect the best supplies to the best markets.

"It is clear that our focus on natural gas volume growth combined with our advantaged infrastructure and the continued confidence in low-price natural gas continues to drive demand for services on our systems. Placing the Transco expansion projects into service in 2017 and 2018 is now delivering exceptional fee-based revenue growth - a $50 million increase for second-quarter 2018 over second-quarter 2017 for Transco transportation revenues thanks to those expansion projects coming online. Our growth was not limited to Transco as Williams Partners' current business segments posted year-over-year increases in Adjusted EBITDA for the quarter and year-to-date.

"I'm pleased our teams were able to complete so much maintenance work this quarter, especially in our high-growth areas where we accelerated inspections and other key maintenance needs into this quarter to take advantage of the timing of outages associated with expansion construction work and project work - particularly important in association with a project like Atlantic Sunrise, which is preparing to bring additional loads on to that system. I'm proud of our team's exceptional focus on safety and environmental compliance throughout the construction and commissioning process on this large and complex project.

"We are also making great progress on several other projects. In Wyoming, we just announced an expansion on our Jackalope Gas Gathering System and associated Bucking Horse gas processing facility in the Powder River Basin, Niobrara Shale play that will increase processing capacity to 345 million cubic feet per day ('MMcf/d') by the end of 2019 to meet growing customer demand in this underserved growth basin. We also completed major modifications to our Mobile Bay processing plant to enable the handling of large volumes of gas liquids from Shell's Norphlet fields in the Eastern Gulf of Mexico. Additionally, a major expansion of our Oak Grove gas-processing facility in West Virginia is also underway. Construction is going well on Transco's Gulf Connector project, and we realized great progress on the permitting of several other Transco projects in the Northeast and Northwest Pipeline in Seattle."

Business Segment Results
For second-quarter 2018 results, Williams Partners' operations are comprised of the following reportable segments: Atlantic-Gulf, West, and Northeast G&P. Following the sale of Williams Partners' ownership interest in the Geismar olefins plant on July 6, 2017, the partnership's NGL & Petchem Services segment no longer contained any operating assets.

Amounts in millions	2Q 2018			2Q 2017			YTD 2018			YTD 2017
	Modified EBITDA	Adjust.	Adjusted EBITDA	Modified EBITDA	Adjust.	Adjusted EBITDA	Modified EBITDA	Adjust.	Adjusted EBITDA	Modified EBITDA	Adjust.	Adjusted EBITDA
Atlantic -Gulf	$475	($19)	$456	$454	$8	$462	$926	($4)	$922	$904	$11	$915
West	389	—	389	356	16	372	802	(7)	795	741	20	761
Northeast G&P	255	—	255	247	1	248	505	—	505	473	2	475
NGL & Petchem Services	—	—	—	30	(7)	23	—	—	—	81	(9)	72
Other	(4)	1	(3)	(11)	10	(1)	(11)	8	(3)	9	(11)	(2)
Total	$1,115	($18)	$1,097	$1,076	$28	$1,104	$2,222	($3)	$2,219	$2,208	$13	$2,221

Williams Partners uses Modified EBITDA for its segment reporting. Definitions of Modified EBITDA and Adjusted EBITDA and schedules reconciling these measures to net income are included in this news release.

Atlantic-Gulf
This segment includes the partnership’s interstate natural gas pipeline, Transco, and significant natural gas gathering and processing and crude oil production handling and transportation assets in the Gulf Coast region, including a 51 percent interest in Gulfstar One (a consolidated entity), which is a proprietary floating production system, and various petrochemical and feedstock pipelines in the Gulf Coast region, as well as a 50 percent equity-method investment in Gulfstream, a 41 percent interest in Constitution (a consolidated entity) which is developing a pipeline project, and a 60 percent equity-method investment in Discovery.

The Atlantic-Gulf segment reported Modified EBITDA of $475 million for second-quarter 2018, compared with $454 million for second-quarter 2017. Adjusted EBITDA decreased by $6 million to $456 million for the same time period. The improvement in Modified EBITDA reflects $43 million increased service revenues driven primarily by Transco's 'Big 5' expansion projects placed into service in 2017 as well as mainline service on Atlantic Sunrise in 2018. The quarter was also favorably impacted by a $20 million benefit associated with the Tax Reform Act. Partially offsetting these increases were a $36 million decrease in proportional EBITDA from joint ventures due primarily to a significant decline in volumes on the deepwater Discovery system's Hadrian field and a $16 million increase in O&M expenses mainly related to pipeline integrity program costs. The adjustment associated with the Tax Reform Act discussed in this paragraph is excluded from Adjusted EBITDA.

Year-to-date, the Atlantic-Gulf segment reported Modified EBITDA of $926 million, an increase of $22 million over the same six-month period in 2017. Adjusted EBITDA increased $7 million to $922 million. The improvement in Modified EBITDA reflects $116 million increased service revenues due primarily to Transco expansion projects led by the 'Big 5' placed into service in 2017 as well as mainline service on Atlantic Sunrise in 2018. Partially offsetting this increase was a $65 million decrease in proportional EBITDA from joint ventures due primarily to a significant decline in volumes on the deepwater Discovery system's Hadrian field and a $39 million increase in O&M expenses mainly related to pipeline integrity program costs.

West
This segment includes the partnership’s interstate natural gas pipeline, Northwest Pipeline, and natural gas gathering, processing, and treating operations in New Mexico, Colorado, and Wyoming, as well as the Barnett Shale region of north-central Texas, the Eagle Ford Shale region of south Texas, the Haynesville Shale region of northwest Louisiana, and the Mid-Continent region which includes the Anadarko, Arkoma, Delaware and Permian basins. This reporting segment also includes an NGL and natural gas marketing business, storage facilities, and an undivided 50 percent interest in an NGL fractionator near Conway, Kansas, a 50 percent equity-method investment in OPPL and a 50 percent interest in Jackalope Gas Gathering Services, L.L.C. (Jackalope) (an equity-method investment following deconsolidation as of June 30, 2018). The partnership completed the sale of its 50 percent equity-method investment in a Delaware Basin gas gathering system in the Mid-Continent region during first-quarter 2017.

The West segment reported Modified EBITDA of $389 million for second-quarter 2018, compared with $356 million for second-quarter 2017. Adjusted EBITDA increased by $17 million to $389 million. The increase in Adjusted EBITDA was driven primarily by a $37 million improvement in NGL and marketing margins due to favorable prices. Partially offsetting the increases was a $10 million unfavorable change in other income and expense primarily driven by a $6 million regulatory charge per approved pipeline transportation rates associated with the Tax Reform Act. Additionally, service revenue declined by $7 million, primarily due to lower rates at Northwest Pipeline per its 2017 rate settlement agreement, while the favorable impact of higher volumes was offset by an unfavorable change in recognition of deferred revenue driven by the adoption of new accounting standards in 2018. Second-quarter 2018 service revenues would have increased by $14 million over second-quarter 2017 if the new revenue-recognition standards adopted in 2018 had been applied to second-quarter 2017 results, which would have reduced second-quarter 2017 results by $21 million. The variance in Adjusted EBITDA between the periods was $16 million less favorable than the variance in Modified EBITDA primarily due to the fact that Adjusted EBITDA for both periods included estimated minimum volume commitments (MVCs). While estimated MVCs were not recognized in Modified EBITDA until the fourth quarter in 2017, with the adoption of new accounting standards, estimated MVC revenue is recognized earlier in 2018 Modified EBITDA.

Year-to-date, the West segment reported Modified EBITDA of $802 million, an increase of $61 million over the same six-month period in 2017. Adjusted EBITDA increased by $34 million to $795 million. The increase in Adjusted EBITDA was driven primarily by $52 million increased NGL and marketing margins. Partially offsetting this increase was a $12 million regulatory charge per approved pipeline transportation rates associated with the Tax Reform Act, and a $9 million decline in service revenue, which includes the favorable impact of higher volumes offset by the unfavorable change in recognition of deferred revenue driven by the adoption of new accounting standards in 2018. First-half 2018 service revenues would have increased by $31 million over first-half 2017 results if revenue-recognition standards adopted in 2018 had been applied to first half 2017 results, which would have reduced first half 2017 results by $40 million. The variance in Adjusted EBITDA between the periods was $27 million less favorable than the variance in Modified EBITDA primarily due to the fact that Adjusted EBITDA for both periods included estimated MVCs. While estimated MVCs were not recognized in Modified EBITDA until the fourth quarter in 2017, with the adoption of new accounting standards, estimated MVC revenue is recognized earlier in 2018 Modified EBITDA.

Northeast G&P
This segment includes the partnership’s natural gas gathering and processing, compression and NGL fractionation businesses in the Marcellus Shale region primarily in Pennsylvania, New York, and West Virginia and Utica Shale region of eastern Ohio, as well as a 66 percent interest in Cardinal (a consolidated entity), a 62 percent equity-method investment in UEOM, a 69 percent equity-method investment in Laurel Mountain, a 58 percent equity-method investment in Caiman II, and Appalachia Midstream Services, LLC, which owns an approximate average 66 percent equity-method investment in multiple gas gathering systems in the Marcellus Shale.

The Northeast G&P segment reported Modified EBITDA of $255 million for second-quarter 2018, compared with $247 million for second-quarter 2017. Adjusted EBITDA increased by $7 million to $255 million. The improvement in both measures was driven primarily by $15 million increased service revenues due to higher volumes at the Susquehanna and Ohio River systems.

Year-to-date, the Northeast G&P segment reported Modified EBITDA of $505 million, an increase of $32 million over the same six-month period in 2017. Adjusted EBITDA increased by $30 million to $505 million. The improvements in both measures was driven primarily by $26 million increased service revenues due to higher volumes at the Susquehanna and Ohio River systems, and a $9 million increase in proportional EBITDA of joint ventures due largely to the partnership's increase in ownership in two Marcellus Shale gathering systems in first-quarter 2017. Partially offsetting these improvements was a $4 million increase in O&M expenses.

NGL & Petchem Services
In second-quarter 2017, this segment produced $30 million in Modified EBITDA and $23 million in Adjusted EBITDA. For the first six-month reporting period of 2017, this segment produced $81 million in Modified EBITDA and $72 million in Adjusted EBITDA. As of July 7, 2017, this segment no longer contained any operating assets following the sale of the Geismar olefins facility on July 6, 2017.

Williams and Williams Partners Announce Meeting and Record Dates for Williams Special Meeting
On July 12, 2018, Williams and Williams Partners announced that, in connection with the previously announced merger transaction between Williams and Williams Partners (the "Merger"), the registration statement on Form S-4 (the "Registration Statement") has been declared "effective" by the U.S. Securities and Exchange Commission ("SEC"). Following effectiveness of the Registration Statement, on July 13, 2018, Williams Gas Pipeline Company, LLC, which owns units representing approximately 73.8 percent of the outstanding units of Williams Partners, delivered a written consent approving and adopting the Merger Agreement and the Merger. As a result, no further action by any unitholder of Williams Partners is required to adopt the Merger Agreement and the Merger. The closing of the Merger remains subject to customary closing conditions, including approval by the Williams stockholders. On July 12, 2018, Williams announced that it has scheduled a special meeting of Williams stockholders on Aug. 9, 2018, to vote on the proposed Merger and related amendment of Williams Amended and Restated Certificate of Incorporation to increase the number of shares of Williams common stock.

Williams Companies Inc. Updates Guidance
Williams Partners unitholders interested in updates to financial guidance, should refer to the second-quarter 2018 earnings news release issued today by Williams Companies Inc. ("Williams") (NYSE: WMB).

Williams Partners’ Second-Quarter 2018 Materials to be Posted Shortly; Q&A Webcast Scheduled for Tomorrow

Williams Partners’ second-quarter 2018 financial results package will be posted shortly at www.williams.com. The materials will include the analyst package.

Williams Partners and Williams will host a joint Q&A live webcast on Thursday, Aug. 2, 2018, at 9:30 a.m. Eastern Time (8:30 a.m. Central Time). A limited number of phone lines will be available at (877) 260-1479. International callers should dial (334) 323-0522. The conference ID is 1766230. The link to the webcast, as well as replays of the webcast, will be available for at least 90 days following the event at www.williams.com.

Form 10-Q
The partnership plans to file its second-quarter 2018 Form 10-Q with the Securities and Exchange Commission (SEC) this week. Once filed, the document will be available on both the SEC and Williams Partners websites.

Definitions of Non-GAAP Measures
This news release and accompanying materials may include certain financial measures – Adjusted EBITDA, distributable cash flow and cash distribution coverage ratio – that are non-GAAP financial measures as defined under the rules of the SEC.

Our segment performance measure, Modified EBITDA, is defined as net income (loss) before income tax expense, net interest expense, equity earnings from equity-method investments, other net investing income, impairments of equity investments and goodwill, depreciation and amortization expense, and accretion expense associated with asset retirement obligations for nonregulated operations. We also add our proportional ownership share (based on ownership interest) of Modified EBITDA of equity-method investments.

Adjusted EBITDA further excludes items of income or loss that we characterize as unrepresentative of our ongoing operations. Management believes these measures provide investors meaningful insight into results from ongoing operations.

We define distributable cash flow as Adjusted EBITDA less maintenance capital expenditures, cash portion of net interest expense, income attributable to noncontrolling interests and cash income taxes, plus WPZ restricted stock unit non-cash compensation expense and certain other adjustments that management believes affects the comparability of results. Adjustments for maintenance capital expenditures and cash portion of interest expense include our proportionate share of these items of our equity-method investments.

We also calculate the ratio of distributable cash flow to the total cash distributed (cash distribution coverage ratio). This measure reflects the amount of distributable cash flow relative to our cash distribution. We have also provided this ratio using the most directly comparable GAAP measure, net income (loss).

This news release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Management uses these financial measures because they are accepted financial indicators used by investors to compare company performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the Partnership's assets and the cash that the business is generating.

Neither Adjusted EBITDA nor distributable cash flow are intended to represent cash flows for the period, nor are they presented as an alternative to net income or cash flow from operations. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.

About Williams Partners
Williams Partners is an industry-leading, large-cap natural gas infrastructure master limited partnership with a strong growth outlook and major positions in key U.S. supply basins. Williams Partners has operations across the natural gas value chain including gathering, processing and interstate transportation of natural gas and natural gas liquids. Williams Partners owns and operates more than 33,000 miles of pipelines system wide – including the nation’s largest volume and fastest growing pipeline – providing natural gas for clean-power generation, heating and industrial use. Williams Partners’ operations touch approximately 30 percent of U.S. natural gas. Tulsa, Okla.-based Williams (NYSE: WMB), a premier provider of large-scale U.S. natural gas infrastructure, owns approximately 74 percent of Williams Partners.

Forward-Looking Statements
The reports, filings, and other public announcements of Williams Partners L.P. (WPZ) may contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (Securities Act) and Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act). These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters.

All statements, other than statements of historical facts, included herein that address activities, events or developments that we expect, believe or anticipate will exist or may occur in the future, are forward-looking statements. Forward-looking statements can be identified by various forms of words such as “anticipates,” “believes,” “seeks,” “could,” “may,” “should,” “continues,” “estimates,” “expects,” “forecasts,” “intends,” “might,” “goals,” “objectives,” “targets,” “planned,” “potential,” “projects,” “scheduled,” “will,” “assumes,” “guidance,” “outlook,” “in-service date” or other similar expressions. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management and include, among others, statements regarding:

•	The closing and expected timing of, and anticipated financial results following, the merger of Williams' wholly owned subsidiary, SCMS LLC, with and into us (WPZ Merger);

•	Levels of cash distributions with respect to limited partner interests;

•	Our and our affiliates’ future credit ratings;

•	Amounts and nature of future capital expenditures;

•	Expansion and growth of our business and operations;

•	Expected in-service dates for capital projects;

•	Financial condition and liquidity;

•	Business strategy;

•	Cash flow from operations or results of operations;

•	Seasonality of certain business components;

•	Natural gas and natural gas liquids prices, supply, and demand;

•	Demand for our services.

Forward-looking statements are based on numerous assumptions, uncertainties and risks that could cause future events or results to be materially different from those stated or implied herein. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors that could cause actual results to differ from results contemplated by the forward-looking statements include, among others, the following:

•	Satisfaction of the conditions to the completion of the WPZ Merger, including receipt of the Williams stockholder approval, and our ability to close the WPZ Merger;

•	Whether we will produce sufficient cash flows to provide expected levels of cash distributions;

•	Whether we elect to pay expected levels of cash distributions;

•	Whether we will be able to effectively execute our financing plan;

•	Availability of supplies, market demand, and volatility of prices;

•	Inflation, interest rates, and general economic conditions (including future disruptions and volatility in the global credit markets and the impact of these events on customers and suppliers);

•	The strength and financial resources of our competitors and the effects of competition;

•	Whether we are able to successfully identify, evaluate, and timely execute investment opportunities;

•	Our ability to successfully expand our facilities and operations;

•	Development and rate of adoption of alternative energy sources;

•	The impact of operational and developmental hazards and unforeseen interruptions;

•
The impact of existing and future laws (including, but not limited to, the Tax Cuts and Jobs Act of 2017), regulations, the regulatory environment, environmental liabilities, and litigation, as well as our ability to obtain necessary permits and approvals, and achieve favorable rate proceeding outcomes;

•	Our costs for defined benefit pension plans and other postretirement benefit plans sponsored by our affiliates;

•	Changes in maintenance and construction costs;

•	Changes in the current geopolitical situation;

•	Our exposure to the credit risk of our customers and counterparties;

•
Risks related to financing, including restrictions stemming from debt agreements, future changes in credit ratings as determined by nationally-recognized credit rating agencies and the availability and cost of capital;

•	The amount of cash distributions from and capital requirements of our investments and joint ventures in which we participate;

•	Risks associated with weather and natural phenomena, including climate conditions and physical damage to our facilities;

•	Acts of terrorism, including cybersecurity threats, and related disruptions;

•	Additional risks described in our filings with the Securities and Exchange Commission (SEC).

Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. We disclaim any obligations to and do not intend to update the above list or announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.

In addition to causing our actual results to differ, the factors listed above may cause our intentions to change from those statements of intention set forth herein. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise.

Limited partner units are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. You should carefully consider the risk factors discussed above in addition to the other information contained herein. If any of such risks were actually to occur, our business, results of operations, and financial condition could be materially adversely affected. In that case, we might not be able to pay distributions on our common units, the trading price of our common units could decline, and unitholders could lose all or part of their investment.

Because forward-looking statements involve risks and uncertainties, we caution that there are important factors, in addition to those listed above, that may cause actual results to differ materially from those contained in the forward-looking statements. For a detailed discussion of those factors, see Part I, Item 1A. Risk Factors in our Annual Report on Form 10-K filed with the SEC on February 22, 2018 and in Part II, Item 1A. Risk Factors in our Quarterly Reports on Form 10-Q.
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Williams Partners L.P.
Reconciliation of Non-GAAP Measures
(UNAUDITED)
	2017					2018
(Dollars in millions, except coverage ratios)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year

Williams Partners L.P.
Reconciliation of "Net Income (Loss)" to "Modified EBITDA", Non-GAAP "Adjusted EBITDA" and "Distributable cash flow"

Net income (loss)	$660	$348	$284	$(317)	$975	$384	$449	$833
Provision (benefit) for income taxes	3	1	(1)	3	6	—	—	—
Interest expense	214	205	202	201	822	209	211	420
Equity (earnings) losses	(107)	(125)	(115)	(87)	(434)	(82)	(92)	(174)
Other investing (income) loss - net	(271)	(2)	(4)	(4)	(281)	(4)	(67)	(71)
Proportional Modified EBITDA of equity-method investments	194	215	202	184	795	169	178	347
Depreciation and amortization expenses	433	423	424	420	1,700	423	426	849
Accretion expense associated with asset retirement obligations for nonregulated operations	6	11	8	8	33	8	10	18
Modified EBITDA	1,132	1,076	1,000	408	3,616	1,107	1,115	2,222
Adjustments
Estimated minimum volume commitments	15	15	18	(48)	—	—	—	—
Severance and related costs	9	4	5	4	22	—	—	—
Settlement charge from pension early payout program	—	—	—	35	35	—	—	—
Regulatory adjustments resulting from Tax Reform	—	—	—	713	713	4	(20)	(16)
Share of regulatory charges resulting from Tax Reform for equity-method investments	—	—	—	11	11	2	—	2
ACMP Merger and transition costs	—	4	3	4	11	—	—	—
Constitution Pipeline project development costs	2	6	4	4	16	2	1	3
Share of impairment at equity-method investment	—	—	1	—	1	—	—	—
Geismar Incident adjustment	(9)	2	8	(1)	—	—	—	—
Gain on sale of Geismar Interest	—	—	(1,095)	—	(1,095)	—	—	—
Impairment of certain assets	—	—	1,142	9	1,151	—	—	—
Ad valorem obligation timing adjustment	—	—	7	—	7	—	—	—
Organizational realignment-related costs	4	6	6	2	18	—	—	—
(Gain) loss related to Canada disposition	(3)	(1)	4	4	4	—	—	—
(Gain) loss on asset retirement	—	—	(5)	5	—	—	—	—
Gains from contract settlements and terminations	(13)	(2)	—	—	(15)	—	—	—
Accrual for loss contingency	9	—	—	—	9	—	—	—
(Gain) loss on early retirement of debt	(30)	—	3	—	(27)	7	—	7
Gain on sale of RGP Splitter	—	(12)	—	—	(12)	—	—	—
Expenses associated with Financial Repositioning	—	2	—	—	2	—	—	—
Expenses associated with strategic asset monetizations	1	4	—	—	5	—	—	—
WPZ Merger costs	—	—	—	—	—	—	1	1
Total EBITDA adjustments	(15)	28	101	742	856	15	(18)	(3)
Adjusted EBITDA	1,117	1,104	1,101	1,150	4,472	1,122	1,097	2,219

Maintenance capital expenditures (1)	(53)	(100)	(136)	(154)	(443)	(100)	(152)	(252)
Interest expense - net (2)	(224)	(216)	(207)	(208)	(855)	(212)	(215)	(427)
Cash taxes	(5)	(1)	(4)	(2)	(12)	(1)	(1)	(2)
Income attributable to noncontrolling interests (3)	(27)	(32)	(27)	(27)	(113)	(25)	(24)	(49)
WPZ restricted stock unit non-cash compensation	2	1	1	1	5	—	—	—
Amortization of deferred revenue associated with certain 2016 contract restructurings (4)	(58)	(58)	(59)	(58)	(233)	—	—	—
Distributable cash flow attributable to Partnership Operations	752	698	669	702	2,821	784	705	1,489

Total cash distributed (5)	$567	$574	$574	$574	$2,289	$588	$603	$1,191

Coverage ratios:
Distributable cash flow attributable to partnership operations divided by Total cash distributed	1.33	1.22	1.17	1.22	1.23	1.33	1.17	1.25
Net income (loss) divided by Total cash distributed	1.16	0.61	0.49	(0.55)	0.43	0.65	0.74	0.70

(1) Includes proportionate share of maintenance capital expenditures of equity investments.
(2) Includes proportionate share of interest expense of equity investments.
(3) Excludes allocable share of certain EBITDA adjustments.
(4) Beginning first quarter 2018, as a result of the extended deferred revenue amortization period under the new GAAP revenue standard, we have discontinued the adjustment associated with these 2016 contract restructuring payments. The adjustments would have been $32 million and $31 million for the first and second quarters of 2018, respectively.

(5) Cash distributions for the first quarter of 2017 have been decreased by $6 million to reflect the amount paid by WMB to WPZ pursuant to the January 2017 Common Unit Purchase Agreement.

Williams Partners L.P.
Reconciliation of “Modified EBITDA” to Non-GAAP “Adjusted EBITDA”
(UNAUDITED)
	2017					2018
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year

Modified EBITDA:
Northeast G&P	$226	$247	$115	$231	$819	$250	$255	$505
Atlantic-Gulf	450	454	430	(96)	1,238	451	475	926
West	385	356	(615)	286	412	413	389	802
NGL & Petchem Services	51	30	1,084	(4)	1,161	—	—	—
Other	20	(11)	(14)	(9)	(14)	(7)	(4)	(11)
Total Modified EBITDA	$1,132	$1,076	$1,000	$408	$3,616	$1,107	$1,115	$2,222

Adjustments:
Northeast G&P
Share of impairment at equity-method investments	$—	$—	$1	$—	$1	$—	$—	$—
Impairment of certain assets	—	—	121	—	121	—	—	—
Ad valorem obligation timing adjustment	—	—	7	—	7	—	—	—
Settlement charge from pension early payout program	—	—	—	7	7	—	—	—
Organizational realignment-related costs	1	1	2	—	4	—	—	—
Total Northeast G&P adjustments	1	1	131	7	140	—	—	—
Atlantic-Gulf
Constitution Pipeline project development costs	2	6	4	4	16	2	1	3
Settlement charge from pension early payout program	—	—	—	15	15	—	—	—
Regulatory adjustments resulting from Tax Reform	—	—	—	493	493	11	(20)	(9)
Share of regulatory charges resulting from Tax Reform for equity-method investments	—	—	—	11	11	2	—	2
Organizational realignment-related costs	1	2	2	1	6	—	—	—
(Gain) loss on asset retirement	—	—	(5)	5	—	—	—	—
Total Atlantic-Gulf adjustments	3	8	1	529	541	15	(19)	(4)
West
Estimated minimum volume commitments	15	15	18	(48)	—	—	—	—
Impairment of certain assets	—	—	1,021	9	1,030	—	—	—
Settlement charge from pension early payout program	—	—	—	13	13	—	—	—
Regulatory adjustments resulting from Tax Reform	—	—	—	220	220	(7)	—	(7)
Organizational realignment-related costs	2	3	2	1	8	—	—	—
Gains from contract settlements and terminations	(13)	(2)	—	—	(15)	—	—	—
Total West adjustments	4	16	1,041	195	1,256	(7)	—	(7)
NGL & Petchem Services
(Gain) loss related to Canada disposition	(3)	(1)	4	4	4	—	—	—
Expenses associated with strategic asset monetizations	1	4	—	—	5	—	—	—
Geismar Incident adjustments	(9)	2	8	(1)	—	—	—	—
Gain on sale of Geismar Interest	—	—	(1,095)	—	(1,095)	—	—	—
Gain on sale of RGP Splitter	—	(12)	—	—	(12)	—	—	—
Accrual for loss contingency	9	—	—	—	9	—	—	—
Total NGL & Petchem Services adjustments	(2)	(7)	(1,083)	3	(1,089)	—	—	—
Other
Severance and related costs	9	4	5	4	22	—	—	—
ACMP Merger and transition costs	—	4	3	4	11	—	—	—
Expenses associated with Financial Repositioning	—	2	—	—	2	—	—	—
(Gain) loss on early retirement of debt	(30)	—	3	—	(27)	7	—	7
WPZ Merger costs	—	—	—	—	—	—	1	1
Total Other adjustments	(21)	10	11	8	8	7	1	8

Total Adjustments	$(15)	$28	$101	$742	$856	$15	$(18)	$(3)

Adjusted EBITDA:
Northeast G&P	$227	$248	$246	$238	$959	$250	$255	$505
Atlantic-Gulf	453	462	431	433	1,779	466	456	922
West	389	372	426	481	1,668	406	389	795
NGL & Petchem Services	49	23	1	(1)	72	—	—	—
Other	(1)	(1)	(3)	(1)	(6)	—	(3)	(3)
Total Adjusted EBITDA	$1,117	$1,104	$1,101	$1,150	$4,472	$1,122	$1,097	$2,219